Exhibit 99.1

SRX Global Declares One-Time Cash Dividend

Company delivering $1 million in aggregate to shareholders via cash dividend payment from profits related to investment in SpaceX and hedging strategies

NORTH PALM BEACH, FL — July 8, 2026 — SRX Global, Inc. (NYSE American: SRXH) (the “Company”, or “SRX”), an AI-enabled platform dedicated to generating returns across high-conviction operating companies and assets, today announced that the Board of Directors has approved a one-time cash dividend of $0.05 per share (approximately $1 million in the aggregate) on common stock outstanding to shareholders of record at the close of business on July 22, 2026 (the “Record Date”). The dividend will be paid on or about August 3, 2026 to shareholders of record on Record Date.

“This special dividend reflects the strength of our investment strategy and our commitment to returning value directly to our shareholders,” said Kent Cunningham, CEO of SRX Global. “The profits generated from our investment in Space Exploration Technologies Corp. (‘SpaceX’) and our disciplined hedging strategies have enabled us to deliver $1 million in aggregate to our shareholders, and we intend to continue identifying opportunities to maximize long-term shareholder value.”

About SRX Global Inc.

SRX Global is an AI-driven platform focused on generating long-term shareholder value through investments in high-conviction operating companies, strategic assets, and technology-enabled opportunities. The Company leverages proprietary technology, data analytics, and disciplined capital allocation to identify and manage investments across multiple sectors.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “expect,” “intend,” “aim,” “plan,” “may,” “could,” “target,” and similar expressions are intended to identify forward-looking statements. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. These risks include, but are not limited to, the ability to complete the proposed transaction, shareholder approvals, market conditions, regulatory considerations, and other risks described in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made, and the Company undertakes no obligation to update them, except as required by law.

Company Contact

SRX Global

Kent Cunningham, Chief Executive Officer

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto, Managing Director

212-896-1254

srx@kcsa.com